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                     February 1, 2024

       Kenneth L. Bedingfield
       Senior Vice President and Chief Financial Officer
       L3Harris Technologies, Inc.
       1025 West NASA Boulevard
       Melbourne, FL 32919

                                                        Re: L3Harris
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 30, 2022
                                                            Response Dated
January 9, 2024
                                                            File No. 001-03863

       Dear Kenneth L. Bedingfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing